Exhibit 99.2

Contact:	The Abernathy MacGregor Group, Inc.
Dan Hilley, dch@abmac.com
(213) 630-6550

FOR IMMEDIATE RELEASE

ORLEANS HOMEBUILDERS ANNOUNCES EXECUTION OF
DEFINITIVE ‘STALKING HORSE’ ASSET PURCHASE
AGREEMENT WITH NVR, INC.

Bensalem, Pa., April 14, 2010 — Orleans Homebuilders, Inc. (OHBIQ.PK) (“Orleans” or the “Company”), which develops, builds and markets high-quality single-family homes and townhouses and whose operations in Pennsylvania and New Jersey date back more than 90 years, announced that its Board of Directors has approved, and yesterday, the Company executed an asset purchase agreement (“APA”) with NVR, Inc. (“NVR” or the “Purchaser”) for an initial “stalking horse bid” for substantially all of the assets of the Company.  The Company confirmed that it has received the cash deposit required under the APA.  The Company also filed a motion with the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking orders to approve the APA as well as the auction and bidding procedures described herein.

Under the APA, NVR would acquire substantially all of the Company’s land, work-in-process home construction and intangible assets for communities in each of the Company’s existing regions for an aggregate purchase price of $170.0 million, subject to certain working capital and other adjustments, as noted below.

More specifically, the APA provides for the acquisition of substantially all of the Company’s assets, including land, lots, work-in-process units under construction (spec homes, models, backlog homes and backlog contracts) at substantially all of the Company’s currently active and future communities, plus acquisition of the Company’s interests in joint ventures and other controlled interests in land, customer deposits, trademarks, and intangible assets (collectively, the “Acquired Communities” or the “Acquired Assets”).  Under the APA, NVR will also assume certain specific liabilities, including the assumption or replacement of an aggregate of approximately $52.6 million of bank letters of credit and external surety and other performance bonds related specifically to the Acquired Communities.

The APA specifically excludes the Company’s two communities in New York State, which are anticipated to be sold separately by the Company and which represent approximately 200 lots and work-in-process units of the Company’s total approximately 4,300 lots and work-in-process units.  The assets to be sold under the APA generally also do not include the Company’s community property management subsidiary; the Company’s mortgage broker affiliate; income tax refunds and other cash balances; or the cash surrender value of the Company’s corporate-owned life insurance policies.

The APA also provides for the continued construction and closings of all homes currently under construction in the Acquired Communities.  The Company and NVR currently intend to honor the backlog contracts on homes under construction with homebuyers throughout the process, including escrowed customer deposits.  Building will continue on homes under construction in all communities in the Company’s 11 divisions in eight states, including on homes under construction in the New York communities not included in the APA, as well as the closing of home deliveries in all communities.

“This sale agreement fulfills the commitment we made at the outset of the Chapter 11 case to pursue potential purchasers of the Company,” stated Garry P. Herdler, Executive Vice President and Chief Financial Officer of Orleans. “With the Court process, our M&A advisors and Phoenix Group encouraging other better and higher bids to emerge, the sale should culminate in a competitive auction to be held within a reasonable near-term timeframe that will allow us to provide some definitive resolution for customers, vendors and employees alike.”

The $170.0 million purchase price under the APA is subject to certain defined working capital adjustments, which could be material, due primarily to home settlements and ongoing construction expenditures prior to closing.  The working capital adjustments generally include reductions in the purchase price for the settlement of home closings that occur on or after March 1, 2010 and before the closing date of the APA, for certain reductions in the contract price for cancelled backlog units and for the sale of other spec and model home units at discounts above certain amounts, and certain other reductions. These working capital adjustments also generally include increases in the purchase price for home construction and certain other expenditures incurred on work-in-process units on or after March 1, 2010 and before the closing date.

The Company had previously announced the execution of a non-binding letter of intent relating to the sale of the Company; however, the Company was unable to complete the sale prior to the Chapter 11 filing on March 1, 2010. This non-binding letter of intent was not with NVR.

The Company recently received a federal income tax refund of approximately $18.2 million related to the federal income tax return in respect of 2008, filed on December 18, 2009, which was as a result of the passing of government’s five-year tax loss carry back provision in late calendar 2009. This refund was paid to lenders pursuant to the terms of the credit agreement.  The Company also announced that it intends to immediately file an amended 2008 federal tax return, which would entitle it to receive an additional federal income tax refund of approximately $3.5 million.  There can be no assurance as to the amount or timing of receipt of any such refund.

Overview of Planned Bid Procedures, Sale Motion and APA Closing Conditions

The bid procedures and sale motion are subject to the approval of the Bankruptcy Court, with the hearing currently anticipated to be on May 4, 2010.

The Company and its mergers and acquisitions investment banker, BMO Capital Markets Corp., and its homebuilding mergers and acquisitions consultant, Lieutenant Island Partners LLC, are continuing to conduct an on-going auction process with other potentially interested bidding parties.  The Company’s newly-appointed Chief Restructuring Officer, with the assistance of PMCM, LLC, an affiliate of Phoenix Management Services, Inc., are coordinating ongoing Company sale efforts.

Under the sale motion filed by the Company, preliminary competing bids and corresponding cash deposits would be due by 12:00 noon on June 16, 2010 to be considered as a “qualifying bidder.”  All qualifying bidders will be invited to an anticipated court auction on June 23, 2010.  Court approval of the auction results is tentatively scheduled for June 24, 2010, with closing of the sale on approximately June 29, 2010. The APA and the Company’s proposed debtor-in-possession bank facility each contain certain provisions to extend these dates.

These bid procedures also generally require that a qualifying bidder must bid at least $178.0 million (on a comparable basis to the Asset Purchase Agreement) to be considered a “qualified bid” (without any conditions for due diligence or for financing), which is the aggregate of the existing purchase price under the APA, plus an aggregate of $4.4 million for a break-up fee and certain out-of-pocket expenses for NVR, plus an incremental bid on the Acquired Assets of $3.6 million.  Subsequent incremental bids above $178.0 million by qualified bidders at the auction will be in increments of $1.0 million for the Acquired Assets.

The APA is subject to various customary closing conditions but is specifically not subject to any additional due diligence on the assets, liabilities and financial condition of the Company, including no further due diligence on the budgets for home construction, community site improvements, contingencies, overhead, unit counts, backlog and or on the anticipated material inventory impairments and other accruals related to fiscal periods after June 30, 2009 as well as to the restructuring, the Chapter 11 process, and this APA.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. From its headquarters in suburban Philadelphia, the Company serves a broad customer base including first-time, move-up, luxury, empty-nester and active adult homebuyers. The Company currently operates in the following 11 distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida. The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina. Orleans Homebuilders currently employs approximately 225 people.

About NVR, Inc.

NVR, Inc. is one of the nation’s largest homebuilding and mortgage banking companies.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is or may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company to enter into new financing arrangements, including without limitation debtor-in-possession financing; the ability to consummate a sale of the Company’s assets; required bankruptcy court approvals for, among other things, the APA; participation of other bidders in the auction process; the ability of the auction process to provide some definitive resolution for customers, vendors and employees alike; anticipated auction and closing dates; adjustments to the purchase price in the APA as a result of working capital adjustments; the Company’s anticipated sale of assets that are not subject to the APA; the satisfaction of the APA’s closing conditions; the continued construction of homes, home closings and the honoring of customer deposits; and the anticipated income tax refunds. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings. These risks and uncertainties include the Company’s ability to enter into debtor-in-possession financing facility and to operate under terms of such financing; the Company’s ability to obtain court approval for the APA, bid procedures and related matters; the Company’s ability to obtain court approval of its financing arrangements and with respect to other motions relating to the bankruptcy filings; the ability of the Company to satisfy the closing conditions in the APA; the ability of the Company to obtain anticipated tax refunds; the results of the auction process; the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with vendors and service providers and to maintain contracts critical to its operations; the ability of the Company to continue to attract buyers of its homes; the ability to continue normal business operations; the potential adverse impact of the Chapter 11 proceedings; the ability of the Company to attract, motivate and/or retain key executives and employees; access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; the ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; whether the Company will be able to provide any value to the Company’s unsecured creditors or its equity holders; and weather conditions. Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009, February 1, 2010, February 19, 2010, March 3, 2010, March 11, 2010 and March 22, 2010.

#  #  #